Exhibit 10.20
Termination Amendment to the
Avis Budget Group, Inc.
Non-Employee Directors Deferred Compensation Plan
This Termination Amendment (this “Amendment”) dated October 29, 2025, to the Avis Budget Group, Inc. Non-Employee Directors Deferred Compensation Plan (as amended and restated as of January 1, 2019, and as further amended December 8, 2022, the “Plan”), is adopted by Avis Budget Group, Inc., a Delaware corporation (the “Company”).
Section 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given them in the Plan.
Section 2. Authority to Terminate the Plan. The Plan is being terminated pursuant to Section 9.2 of the Plan.
Section 3. Termination of the Plan. Pursuant to Section 9.2 of the Plan, effective on October 29, 2025 (the “Plan Termination Date”), the Plan is terminated in its entirety, including any deferrals made under prior versions of the Plan (or other non-employee director deferred compensation plans or programs). No additional deferrals shall be made under the Plan after the Plan Termination Date. Distributions of each Participant’s Account shall be made as soon as practicable following the 12-month anniversary after the Plan Termination Date (and in any event no later than 24 months following the Plan Termination Date). Distributions that are required under the terms of the Plan, but for this action to terminate the Plan, shall continue to be made following the Plan Termination Date prior to the distributions as a result of the termination of the Plan, in the ordinary course as prescribed by the Plan. It is the intention of the Company that distributions of outstanding Account balances under the Plan shall be done in such a manner that takes into account, and complies with, the applicable requirements of Section 409A of the Code, as determined by the Committee in its good-faith discretion.
Section 4. Governing Law. This Amendment shall be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.
IN WITNESS WHEREOF, the Company has caused this Amendment to be adopted effective as of the date set forth herein.
Avis Budget Group, Inc.

By: /s/ Jean M. Sera
Jean M. Sera